EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of Orexigen Therapeutics, Inc. for the registration of 1,150,000 shares of its common stock, of our report dated February 14, 2007 (except for Note 11, as to which the date is March 28, 2007) and of the reference to our firm under the caption “Experts” included in the Registration Statement (Form S-1 No. 333-139496) and related Prospectus of Orexigen Therapeutics, Inc.

/s/ Ernst & Young LLP
San Diego, California
April 23, 2007